FOR IMMEDIATE RELEASE	August 20, 2015
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES THE CLOSING OF THREE NEW ACQUISITIONS

FREEHOLD, NJ, August 20, 2015........ UMH Properties, Inc. (NYSE: UMH) today announced that it closed on the first tranche of its previously disclosed agreement to purchase six manufactured home communities. This tranche consists of three communities, two located in Ohio and one located in Michigan, for a total purchase price of $32,500,000. These three, all-age communities contain 897 developed homesites situated on 177 acres. The weighted average occupancy rate for these communities is approximately 69%. With this closing, UMH now owns ninety-five communities containing approximately 16,600 developed homesites.

In conjunction with this acquisition, UMH has successfully completed the financing of six manufactured home communities, including these three communities, for total proceeds of approximately $43.1 million. These mortgages, five of which are with the Federal Home Loan Mortgage Corporation (Freddie Mac), have 10-year maturities with a weighted average interest rate of 4.1%.

Samuel A. Landy, President and Chief Executive Officer commented, “We are very pleased to announce the closing of these three communities. These all-age communities are well located within our geographic footprint and, with an average occupancy rate of 69%, they have strong organic growth potential. By making necessary improvements, UMH has been successful at growing the occupancy rates at our recently acquired communities. We are seeing increased demand for high-quality affordable housing and we plan on providing this type of housing with these new acquisitions.”

“We are also very pleased to announce the favorable financing terms we have obtained in conjunction with this acquisition. These new mortgage loans demonstrate the value of our communities and our financial flexibility. We appreciate the support of the lending community as we continue to execute our growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-five manufactured home communities with approximately 16,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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